PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                         February 23, 1999
                                                                Rule 424(b)(3)

                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                                   ----------

               We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the Maturity Date. We may redeem these notes by giving you not less than 30 nor more than 35 calendar days notice on any March 19 or September 19, commencing March 19, 2001. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

               The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.

Principal Amount:            $20,000,000

Maturity Date:               March 19, 2014

Settlement Date
  (Original Issue Date):     March 19, 1999

Interest Accrual Date:       March 19, 1999

Issue Price:                 100%

Specified Currency:          U.S. Dollars

Redemption Percentage:       100%

Redemption Dates:            Redeemable in whole, but not in part, at our
                             option upon not less than 30 nor more than 35 calendar days notice on any March 19 or September
                             19, commencing March 19, 2001

Annual Redemption
Percentage Reduction:        N/A

Interest Rate:               6.50% per annum

Interest Payment Dates:      The 19th day of each month, commencing April 19,
                             1999


Interest Payment Period:     Monthly

Total Amount of OID:         N/A

Original Yield to Maturity:  N/A

Initial Accrual Period OID:  N/A

Book Entry Note or
  Certificated Note:         Book Entry Note

Senior Note or
  Subordinated Note:         Senior Note

Agent:                       Morgan Stanley & Co. Incorporated

Trustee:                     The Chase Manhattan Bank

Minimum Denomination:        $1,000

CUSIP:                       61745ENB3

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER